EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-277900 on Form S-1 of our report dated February 15, 2024, relating to the combined financial statements of GE Vernova, a business of General Electric Company. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, MA

May 6, 2024